Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 15
DATED DECEMBER 6, 2017
TO THE PROSPECTUS DATED APRIL 24, 2017
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 15 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated April 24, 2017, as previously supplemented by Supplement No. 11 dated October 30, 2017 (which superseded and replaced all prior supplements), Supplement No. 12 dated November 6, 2017, Supplement No. 13 dated November 8, 2017, and Supplement No. 14 dated December 1, 2017. Unless otherwise defined in this Supplement No. 15, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information updates the section captioned “Plan of Distribution — Status of the Offering” on page 205 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of November 30, 2017.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000	200,000	—	200,000

Class A Shares sold in the offering:	1,385,388	34,018,632	2,402,254	31,616,378

Class A Shares issued pursuant to our distribution reinvestment plan:	48,065	1,141,550	—	1,141,550

Shares purchased pursuant to our repurchase program:	(6,431)	(138,916)	—	(138,916)

Total (Class A Shares):	1,435,022	35,221,266	2,402,254	32,819,012

Class T Shares
Class T Shares sold in the offering (5):	387,349	9,277,011	443,363	8,833,648

Class T Shares issued pursuant to our distribution reinvestment plan:	11,047	251,971	—	251,971

Shares purchased pursuant to our repurchase program:	(1,556)	(34,643)	—	(34,643)

Total (Class T Shares):	396,840	9,494,339	443,363	9,050,976

Class T-3 Shares
Class T-3 Shares sold in the offering (5):	203,920	4,922,640	270,745	4,651,895

Class T-3 Shares issued pursuant to our distribution reinvestment plan:	1,378	31,428	—	31,428

Total (Class T-3 Shares):	205,298	4,954,068	270,745	4,683,323
Total (Class A, Class T, and Class T-3 Shares):	2,037,160	49,669,673	3,116,362	46,553,311

S-1

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. To the extent that all other organization and offering expenses exceed the maximum expense cap, the excess expenses will be paid by our business manager. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

(5)

The Company pays a distribution and stockholder servicing fee, subject to certain limits, on the Class T and Class T-3 Shares sold in the primary offering in an annual amount equal to 1.0% of the per share purchase price of the applicable share (or, once reported, the per share estimated value of the applicable share), payable on a monthly basis. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table.

S-2